Exhibit 2.3

EXECUTION VERSION

DATED MAY 19, 2013

WARNER CHILCOTT PLC

AND

ACTAVIS, INC.

_______________________________

EXPENSES REIMBURSEMENT AGREEMENT

_______________________________

i

THIS AGREEMENT is made as a deed on May 19, 2013

BETWEEN:

(1)	Actavis, Inc., a company incorporated in Nevada (hereinafter called “Actavis”), and

(2)
Warner Chilcott plc, a company incorporated in Ireland with registered number 471506 having its registered office at 1 Grand Canal Square, Docklands, Dublin 2, Ireland (hereinafter called “Warner Chilcott”).

RECITALS:

(A)
Actavis has agreed to make a proposal to acquire Warner Chilcott on the terms set out in the Rule 2.5 Announcement and the Transaction Agreement and Warner Chilcott has agreed to reimburse certain third party costs and expenses incurred and to be incurred by Actavis, for the purposes of, in preparation for, or in connection with the Acquisition if the Transaction Agreement is terminated in certain circumstances.

(B)
This Agreement (this “Agreement”) sets out the agreement between the Parties as to, among other things, the reimbursement in certain circumstances by Warner Chilcott of certain expenses incurred and to be incurred by Actavis for the purposes of, in preparation for, or in connection with the Acquisition.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

1.1	In this Agreement (including in the Recitals), the following expressions shall have the following meaning:

“Acquisition”, the proposed acquisition by Holdco of Warner Chilcott by means of the Scheme or a takeover offer (and any such Scheme or takeover offer as it may be revised, amended or extended from time to time) pursuant to the Transaction Agreement (whether by way of the Scheme or such takeover offer) (including the issuance by Holdco of the aggregate Holdco share consideration pursuant to the Scheme or such takeover offer), to be described in the Rule 2.5 Announcement and provided for in the Transaction Agreement;

“Act”, the Companies Act 1963, as amended;

“Acting in Concert”, shall have the meaning given to that term in the Irish Takeover Panel Act;

“Agreed Form”, in relation to any document, the form of that document which has been initialled for the purpose of identification by or on behalf of each of the Parties;

“Agreement”, shall have the meaning given to that term in the Recitals;

“Actavis”, shall have the meaning given to that term in the Preamble;

“Actavis Parties”, Actavis, Holdco, US Holdco, IrSub and Merger Sub;

“Actavis Payment Events”, shall have the meaning given to that term in Clause 3.2;

“Actavis Reimbursement Payments”, shall have the meaning given to that term in Clause 3.1;

“Associate”, shall have the meaning given to that term in the Takeover Rules;

“Business Day”, any day, other than a Saturday, Sunday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;

“Cap”, shall have the meaning given to that term in Clause 3.1;

“Confidentiality Agreement”, the confidentiality agreement between Warner Chilcott and Actavis dated February 15, 2012, as it may be amended from time to time;

“Court Meeting”, the meeting or meetings of the Warner Chilcott Shareholders (and any adjournment thereof) convened by order of the High Court of Ireland pursuant to Section 201 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment);

“Court Meeting Resolution”, the resolution to be proposed at the Court Meeting for the purposes of approving and implementing the Scheme;

“EGM Resolutions”, the resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the reduction of capital of Warner Chilcott, changes to the articles of association of Warner Chilcott and such other matters as Warner Chilcott reasonably determines to be necessary for the purposes of implementing the Acquisition or, subject to the consent of Actavis (such consent not to be unreasonably withheld, conditioned or delayed), desirable for the purposes of implementing the Acquisition;

“Extraordinary General Meeting” or “EGM”, the extraordinary general meeting of the Warner Chilcott Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be convened as soon as the preceding Court Meeting shall have been concluded or adjourned (it being understood that if the Court Meeting is adjourned, the EGM shall be correspondingly adjourned);

“High Court”, the High Court of Ireland;

“Holdco”, Actavis Limited, a company incorporated in Ireland with registered number 527629 having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland;

“Irrecoverable VAT”, in relation to any person, any amount in respect of VAT which that person (or a member of the same VAT Group as that person) has incurred and in respect of which neither that person nor any other member of the same VAT Group as that person is entitled to a refund (by way of credit or repayment) from any relevant Tax Authority pursuant to and determined in accordance with section 59 of the Value Added Tax Consolidation Act 2010 and any regulations made under that Act (and “recoverable VAT” shall be construed accordingly);

“IrSub”, Actavis Ireland Holding Limited, a company organized under the laws of Ireland and a wholly owned subsidiary of Holdco;

“MergerSub”, Actavis W.C. Holding 2 LLC, a limited liability company incorporated in Nevada and a wholly owned subsidiary of Holdco;

“Panel”, the Irish Takeover Panel;

“Parties”, Warner Chilcott and Actavis and “Party” shall mean any one of them (as the context requires);

“Person” or “person”, an individual, group (including a “group” under Section 13(d) of the United States Securities Exchange Act of 1934, as amended), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any Relevant Authority or any department, agency or political subdivision thereof;

“Relevant Authority”, any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any competition, antitrust or supervisory body, central bank or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including, for the avoidance of doubt, the Panel, the High Court and the SEC;

“Resolutions”, the resolutions to be proposed at the EGM and Court Meeting required to effect the Scheme;

“Rule 2.5 Announcement”, the announcement in the Agreed Form to be made by the Parties pursuant to Rule 2.5 of the Takeover Rules;

“Scheme”, the proposed scheme of arrangement under Section 201 of the Act and the capital reduction under Sections 72 and 74 of the Act to effect the Acquisition pursuant to the Transaction Agreement, in such terms and form as the Parties, acting reasonably, mutually agree, including any revision thereof as may be agreed between the Parties in writing;

“Scheme Recommendation”, the recommendation of the Warner Chilcott Board that Warner Chilcott Shareholders vote in favour of the Resolutions;

“Subsidiary”, in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power (provided that the Actavis  Parties shall be deemed to be Subsidiaries of Actavis for purposes of the Transaction Agreement);

“Takeover Panel Act”, the Irish Takeover Panel Act 1997 (as amended);

“Takeover Rules”, the Irish Takeover Panel Act 1997 (as amended), Takeover Rules, 2007, as amended;

“Tax Authority”, any Relevant Authority responsible for the assessment, collection or enforcement of laws relating to taxes;

“Transaction Agreement”, the transaction agreement dated May 19, 2013 by and among Actavis, Holdco, US Holdco, MergerSub, IrSub and Warner Chilcott;

“US Holdco”, Actavis W.C. Holding LLC, a limited liability company incorporated in Delaware and a wholly owned subsidiary of Holdco;

“VAT”, any tax imposed by any member state of the European Community in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC);

“VAT Group”, a group as defined in Section 15 of the Value Added Tax Consolidation Act 2010;

“Warner Chilcott”, shall have the meaning given to that term in the Preamble;

“Warner Chilcott Alternative Proposal”, any bona fide proposal or bona fide offer made by any person (other than a proposal or offer by Actavis or any of its Associates or any person Acting in Concert with Actavis pursuant to Rule 2.5 of the Takeover Rules) for (i) the acquisition of Warner Chilcott by scheme of arrangement or takeover offer or business combination transaction; (ii) the acquisition by any person of 25% or more of the assets of Warner Chilcott and its Subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of Warner Chilcott’s Subsidiaries); (iii) the acquisition by any person (or the stockholders of any person) of 25% or more of the outstanding Warner Chilcott Shares; or (iv) any merger, business combination, consolidation, share exchange, recapitalization or similar transaction involving Warner Chilcott as a result of which the holders of Warner Chilcott Shares immediately prior to such transaction do not, in the aggregate, own at least 75% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof;

“Warner Chilcott Shareholders”, the holders of Warner Chilcott Shares;

“Warner Chilcott Shares”, the ordinary shares of US$0.01 each in the capital of Warner Chilcott; and

“Warner Chilcott Superior Proposal”, a written bona fide Warner Chilcott Alternative Proposal made by any person that the Warner Chilcott Board determines in good faith (after consultation with Warner Chilcott’s financial advisors and legal counsel) is more favourable to the Warner Chilcott Shareholders than the transactions contemplated by the Transaction Agreement, taking into account such financial, regulatory, legal and other aspects of such proposal as the Warner Chilcott Board considers to be appropriate (it being understood that, for purposes of the definition of “Warner Chilcott Superior Proposal”, references to “25%” and “75%” in the definition of Warner Chilcott Alternative Proposal shall be deemed to refer to “50%”).

1.2	Construction

(a)
In this Agreement, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or clause thereof.

(b)
In this Agreement, save as otherwise provided herein, any reference herein to a section, clause, schedule or paragraph shall be a reference to a section, sub-section, clause, sub-clause, paragraph or sub-paragraph (as the case may be) of this Agreement.

(c)
In this Agreement, any reference to any provision of any legislation shall include any modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision, and any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.

(d)	In this Agreement, the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

(e)
In this Agreement, any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term.

(f)
In this Agreement, any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

(g)
In this Agreement, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.

1.3	Captions

The headings or captions to the clauses in this Agreement are inserted for convenience of reference only and shall not be considered a part of or affect the interpretation or construction thereof.

1.4	Time

In this Agreement, references to time are to Irish times unless otherwise specified.

2.	PRE-CONDITION

This Agreement shall not have effect unless and until the Rule 2.5 Announcement has been issued.

3.	ACTAVIS REIMBURSEMENT

3.1
Subject to Clause 2 and to the provisions of this Agreement, Warner Chilcott agrees to pay to Actavis, if any Actavis Payment Event occurs, an amount equal to all documented, specific and quantifiable third party costs and expenses incurred by Actavis, or on its behalf, for the purposes of, in preparation for, or in connection with the Acquisition, including, but not limited to, exploratory work carried out in contemplation of and in connection with the Acquisition, legal, financial and commercial due diligence, arranging financing and engaging advisers to assist in the process (the payments provided for in this Clause 3.1, the “Actavis Reimbursement Payments”); provided that the gross amount payable to Actavis pursuant to this Agreement shall not, in any event, exceed such sum as is equal to 1% of the total value of the issued share capital of Warner Chilcott that is the subject of the Acquisition (excluding, for the avoidance of doubt, any interest in such share capital of Warner Chilcott held by Actavis or any Associate of Actavis) as ascribed by the terms of the Acquisition as set out in the Rule 2.5 Announcement (the “Cap”).  The amount payable by Warner Chilcott to Actavis under this Clause 3.1 will exclude any amounts in respect of VAT incurred by Actavis attributable to such third party costs to the extent that such amounts in respect of VAT are recoverable or creditable by Actavis (or any member of the VAT Group of which Actavis is a member).  Upon Actavis becoming entitled to an Actavis Reimbursement Payment, Warner Chilcott shall have no further liability in connection with the termination of the Transaction Agreement (for the avoidance of doubt, other than the obligation to pay Actavis Reimbursement Payments pursuant to this Agreement), whether under the Transaction Agreement or this Agreement or otherwise, to Actavis or its shareholders; provided that nothing herein shall release any Party from liability for intentional breach, for fraud or as provided for in the Confidentiality Agreement.

3.2	The “Actavis Payment Events” are where the Parties have issued the Rule 2.5 Announcement and:

(a)	the Transaction Agreement is terminated:

(i)
by Actavis for the reason that the Warner Chilcott Board or any committee thereof (A) withdraws (or modifies in any manner adverse to Actavis), or proposes publicly to withdraw (or modify in any manner adverse to Actavis), the Scheme Recommendation or (B) approves, recommends or declares advisable, or proposes publicly to approve, recommend or declare advisable, any Warner Chilcott Alternative Proposal (it being understood, for the avoidance of doubt, that the provision by Warner Chilcott to Actavis of notice or information in connection with a Warner Chilcott Alternative Proposal or Warner Chilcott Superior Proposal as required or expressly permitted by the Transaction Agreement shall not, in and of itself, satisfy this Clause 3.2(a)(i)); or

(ii)
by Warner Chilcott, at any time prior to obtaining the Warner Chilcott Shareholder Approval, in order to enter into any agreement, understanding or arrangement providing for a Warner Chilcott Superior Proposal; or

(b)	all of the following occur:

(i)
prior to the Court Meeting, a Warner Chilcott Alternative Proposal (other than a Warner Chilcott Alternative Proposal described in clause (iii) of the definition thereof) is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Warner Chilcott Alternative Proposal and, in each case, not publicly withdrawn at the time the Transaction Agreement is terminated under the circumstances specified in Clause 3.2(b)(ii) (it being understood that, for purposes of this Clause 3.2(b)(i) and Clause 3.2(b)(iii) below, references to “25%” and “75%” in the definition of Warner Chilcott Alternative Proposal shall be deemed to refer to “50%”); and

(ii)
the Transaction Agreement is terminated by either Warner Chilcott or Actavis for the reason that the Court Meeting or the EGM shall have been completed and the Court Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite majorities; and

(iii)
a definitive agreement providing for a Warner Chilcott Alternative Proposal is entered into within nine months after such termination (regardless of whether such Warner Chilcott Alternative Proposal is the same Warner Chilcott Alternative Proposal referred to in Clause 3.2(b)(i)) and such Warner Chilcott Alternative Proposal is consummated; or

(c)	all of the following occur:

(i)
prior to the Court Meeting, a Warner Chilcott Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Warner Chilcott Alternative Proposal and, in each case, not publicly withdrawn at the time the Transaction Agreement is terminated under the circumstances specified in Clause 3.2(c)(ii) (it being understood that, for purposes of this Clause 3.2(c)(i) and Clause 3.2(c)(iii) below, references to “25%” and “75%” in the definition of Warner Chilcott Alternative Proposal shall be deemed to refer to “50%”); and

(ii)
the Transaction Agreement is terminated by Actavis for the reason that Warner Chilcott shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in the Transaction Agreement, which breach or failure to perform (A) would result in a failure of any of the conditions to the Scheme or of the other conditions to the Actavis Parties’ obligations to effect the Acquisition and (B) is not reasonably capable of being cured by the date that is one year after the date of the Transaction Agreement, provided that, Actavis shall have given Warner Chilcott written notice, delivered at least 30 days prior to such termination, stating Actavis’ intention to terminate the Transaction Agreement for such reason and the basis for such termination (provided that this Clause 3.2(c)(ii) shall not be deemed satisfied unless such breach or failure to perform was intentional); and

(iii)
a Warner Chilcott Alternative Proposal is consummated, or a definitive agreement providing for a Warner Chilcott Alternative Proposal is entered into, within nine months after such termination (regardless of whether such Warner Chilcott Alternative Proposal is the same Warner Chilcott Alternative Proposal referred to in Clause 3.2(c)(i)).

3.3	Each request by Actavis for an Actavis Reimbursement Payment shall be:

(a)	submitted in writing to Warner Chilcott no later than 45 calendar days following the occurrence of any of the Actavis Payment Events;

(b)	accompanied by written invoices or written documentation supporting the request for an Actavis Reimbursement Payment; and

(c)
subject to satisfactory compliance with Clause 3.3(b), satisfied in full by payment in full by Warner Chilcott to Actavis in cleared, immediately available funds within 21 calendar days following such receipt of such invoices or documentation.

3.4
If and to the extent that any relevant Tax Authority determines that any Actavis Reimbursement Payment is consideration for a taxable supply and that Warner Chilcott (or any member of a VAT Group of which Warner Chilcott is a member) is liable to account to a Tax Authority for VAT in respect of such supply and that all or any part of such VAT is Irrecoverable VAT, then:

(a)
the amount payable by Warner Chilcott by way of any Actavis Reimbursement Payment, together with any Irrecoverable VAT arising in respect of the supply for which the payment is consideration, shall not exceed the Cap; and

(b)
to the extent that Warner Chilcott has already paid an amount in respect of any Actavis Reimbursement Payment which exceeds the amount described in Clause 3.4(a) above, Actavis shall repay to Warner Chilcott the portion of the Irrecoverable VAT in excess of the Cap.

4.	GENERAL

4.1
This Agreement shall be governed by, and construed in accordance with, the laws of Ireland.  Each of the Parties irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts.  Any proceeding, suit or action arising out of or in connection with this Agreement shall therefore be brought in the courts of Ireland.

4.2
This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by hand delivery, facsimile process, e-mail or otherwise).

4.3
Any notice or other document to be served under this Agreement may be delivered by overnight delivery service (with proof of service) or hand delivery, or sent by facsimile process, to the Party to be served as follows:

(i)	if to Actavis, to:

Actavis, Inc.
Morris Corporate Center III
400 Interpace Parkway
Parsippany, NJ 07054]
Fax:                  +1 (862) 261-8043
Attention:       Chief Legal Officer - Global

with copy to:

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626
Fax:                  +1 (714) 540-1235
Attention:       Charles Ruck
R. Scott Shean
Stephen B. Amdur
and

Matheson
70 Sir John Rogerson’s Quay
Dublin 2
Ireland
Fax:                  +353 1 232 320
Attention:       Patrick Spicer
George Brady

(ii)	if to Warner Chilcott, to:

Warner Chilcott
100 Enterprise Drive
Rockaway, New Jersey 07866
Fax:                   +1 (973) 442-3310
Attention:       General Counsel

with copy to:

Davis Polk & Wardell LLP
450 Lexington Avenue
New York, NY 10017
Fax:                  +1 (212) 701-5800
Attention:       Michael Davis
H. Oliver Smith

and

Arthur Cox
Earlsfort Centre
Earlsfort Terrace
Dublin 2, Ireland
Fax:                  +353 (0) 1 618 0618
Attention:       Geoff Moore
 Maura McLaughlin

or such other postal address or fax number as it may have notified to the other Party in writing in accordance with the provisions of this Clause 4.3.

(b)	Any notice or document shall be deemed to have been served:

(i)	if delivered by overnight delivery or by hand, at the time of delivery; or

(ii)
if sent by fax, at the time of termination of the fax transmission (provided that any notice received by facsimile transmission at the addressee’s location on any day that is not a Business Day, or on any Business Day after 5:00 p.m. (addressee’s local time), shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day).

4.4	The invalidity, illegality or unenforceability of a provision of this Agreement does not affect or impair the continuance in force of the remainder of this Agreement.

4.5	No release, discharge, amendment, modification or variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each Party.

4.6
Each Party hereto represents and warrants to the other that, assuming due authorisation, execution and delivery by the other Party hereto, this Agreement constitutes the valid and binding obligations of that Party.

4.7	Each Party hereto confirms and agrees that no provision of the Transaction Agreement shall supersede, vary or otherwise amend the provisions of this Agreement.

IN WITNESS whereof the Parties hereto have caused this Agreement to be executed and delivered as a Deed on the day and year first before WRITTEN.

GIVEN under the common seal
of WARNER CHILCOTT PLC
and DELIVERED as a DEED

/s/ Roger Boissonneault
Name:	Roger Boissonneault
Title:	President and Chief Executive Officer

/s/ Michael Halstead
Name:	Michael Halstead
Title:	Senior Vice President, Corporate Development

IN WITNESS whereof the Parties hereto have caused this Agreement to be executed and delivered as a Deed on the day and year first before WRITTEN.

SIGNED for and on behalf of
ACTAVIS, INC.
and DELIVERED as a DEED

/s/ Paul M. Bisaro
Name: Paul M. Bisaro
Title: President and Chief Executive Officer